NR10-10

August 31, 2010

Cardero intersects massive iron – titanium and copper mineralization at TiTac and Longnose projects in Minnesota

Highlights include:

TTC-014:  532.79 metres grading 28.79% Fe2O3, 14.85% TiO2 and 0.23% Cu including 145.08 metres of 30.35% Fe2O3,  20.19% TiO2 and 0.4% Cu

LNG-001:  81.53 metres grading 43.51% Fe2O3 and 20.51% TiO2

including 55.17 metres of 47.13% Fe2O3 and 23.07% TiO2

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce very positive initial drill results from its Ferro-Titanium TiTac and Longnose projects in northern Minnesota, USA.  Initial results indicate the presence of semi-massive to massive iron and titanium oxide and associated copper mineralization over exceptionally broad intervals.  Cardero has been aggresively drilling and evaluating potential resources at TiTac and Longnose - both projects previously having been subject to historical exploration with Longnose, according to BHP Minerals (now BHP Billiton) being “the largest known ilmenite (FeTiO3) resource in North America.”

The Company has completed a total of 36 diamond drill holes at the projects for a total of 11,506 metres with significant iron-titanium and copper mineralization being intersected in the majority of the holes at both projects.  Phase one drilling has been completed and SRK Consulting of Vancouver, Canada has been retained to prepare an independent NI 43-101 resource estimate upon receipt of all remaining assays.  Mineralization remains open for expansion and, contingent on results, it is anticipated that additional resource definition and expansion drilling will re-commence in late-2010.

Drilling Program

The Company initiated exploration and resource drilling in mid-February 2010, aiming to complete a maiden NI 43-101 compliant resource estimate on both projects.  Drilling in the Spring was hampered by unseasonably warm weather and early ground break-up.  As a result, drilling at the higher priority Longnose was severely curtailed with the drill moving to drier areas of the project.  Consequently, drilling has focussed on the lower priority TiTac project, while drilling at Longnose is now scheduled to recommence in late-2010 once the ground is frozen.

A total of 36 drillholes (including two abandoned) have been completed of which 6 provided an initial test of the Longnose project where the moderately dipping mineralized unit was intersected in all four holes.  The remaining 30 holes focused on the TiTac project.

A total of 17 drillholes were originally planned for TiTac and drilling commenced on TiTac North (total of 8 holes drilled).  Holes 3 to 8 intersected the main intrusion with oxide mineralization ranging from 5% to 60% total oxide mineralization (predominantly ilmenite and magnetite).  Due to spring breakup, additional drilling on TiTac North was deferred until the 2010-2011 winter drilling season.  Six drillholes were originally planned for TiTac South but, due to extensive mineralized oxide intersections, an additional 17 holes were drilled, for a total of 23 holes, on TiTac South.  The additional drillholes were targeted in consultation with resource specialists of SRK Consulting.  Highlights are reported here in Table 1.  Additional results are pending from holes 14 to 19, and the remainder of the holes are currently being sampled on site.

Future Work

Winter drilling, scheduled to commence in late 2010, will focus on completion of resource definition drilling at Longnose and TiTac North.  The program is expected to total 5,000-to-15,000 metres, in addition to the 11,506 metres already completed.  The resource estimate at TiTac South could be completed by the end of 2010.  Additional NI 43-101 compliant resource estimates will then be completed for Longnose and TiTac North as results become available.

Drill Results -- Highlights

Table 1: Drill results from TiTac and Longnose iron-titanium projects in Minnesota

DRILLHOLE		FROM (metres)	TO (metres)	WIDTH (metres)	TiO2%	Fe2O3%	Cu %

TTC-003-10 TiTac North	interval	32.31	68.88	36.58	16.77%	45.85%	0.080%
	including	39.93	62.79	22.86	19.01%	50.19%	0.068%
	interval	94.18	103.94	9.76	18.76%	30.93%	0.228%
	interval	142.04	151.18	9.14	15.09%	32.43%	0.212%
	interval	251.76	278.13	26.37	13.81%	30.19%	0.258%

TCC-004-10 TiTac North	interval	72.15	97.84	25.69	15.03%	28.23%	0.227%
	interval	206.35	226.92	20.57	18.26%	43.80%	0.226%
	interval	235.76	253.59	17.83	14.90%	33.46%	0.241%
	interval	259.99	287.12	27.13	17.43%	34.06%	0.230%

TTC-005-10 TiTac North	interval	128.23	140.51	12.28	16.77%	28.76%	0.288%
	interval	207.87	244.75	36.88	16.45%	38.07%	0.260%
	interval	263.96	278.13	14.17	18.00%	32.75%	0.272%
	interval	297.48	469.70	172.22	12.88%	38.48%	0.152%
	including	297.48	393.50	96.02	14.35%	43.06%	0.095%
	including	306.63	358.44	51.82	16.84%	49.59%	0.070%

TTC-009-10 TiTac South	interval	44.35	275.84	231.50	11.44%	28.05%	0.160%
	including	153.16	255.79	102.63	16.44%	32.91%	0.198%
	including	153.16	235.00	81.84	17.72%	34.71%	0.222%

TTC-010-10 TiTac South	interval	282.24	391.97	109.73	13.49%	30.82%	0.159%
	including	335.58	391.97	56.39	15.30%	31.51%	0.222%
	including	366.06	391.97	25.91	19.77%	30.06%	0.319%

TTC-011-10 TiTac South	interval	104.85	168.86	64.01	15.91%	40.03%	0.211%

TTC-012-10 TiTac South	interval	84.12	115.70	31.58	12.85%	25.92%	0.165%
	interval	258.47	363.02	104.55	14.66%	24.75%	0.193%

TTC-013-10 TiTac South	interval	94.49	144.78	50.29	16.30%	28.81%	0.240%

TTC-014-10 TiTac South	interval	33.83	566.62	532.79	14.85%	28.79%	0.203%
	including	151.64	209.09	57.46	16.45%	31.37%	0.180%
	including	228.60	432.21	203.61	18.76%	29.34%	0.330%
	including	228.60	373.68	145.08	20.19%	30.35%	0.397%

LNG-001-10 Longnose	interval	49.07	88.09	39.01	20.63%	35.78%	0.252%
	interval	99.67	181.20	81.53	20.51%	43.51%	0.102%
	including	123.44	178.61	55.17	23.07%	47.13%	0.084%

LNG-003-10 Longnose	interval	5.18	73.21	68.03	17.47%	37.80%	0.104%
	including	5.18	42.98	37.80	21.05%	38.79%	0.131%

LNG-004-10 Longnose	interval	1.22	39.93	38.71	17.89%	27.08%	0.069%

TITAC PROJECT:
Drilling Completed,
June 2010,
Minnesota, USA
Cardero Iron Ore
Diamond Drill Hole
Roadway
567000 mE
567500 mE
568000 mE
568500 mE
569000 mE
5228500 mN
5228000 mN
5227500 mN
5227000 mN
St. Louis County Hwy 4
Titac North
Titac South
Marshall Trail
TTC-002-2010
TTC-003-2010
TTC-006-2010
TTC-004-2010
TTC-001-2010
TTC-007-2010
TTC-008-2010
TTC-005-2010
TTC-014-2010
TTC-017-2010
TTC-012-2010
TTC-025-2010
TTC-023-2010
TTC-010-2010
TTC-021-2010
TTC-009-2010
TTC-011-2010
TTC-013-2010
TTC-015-2010
TTC-016-2010N
TTC-018-2010
TTC-019-2010
TTC-020-2010
TTC-022-2010
TTC-024-2010
TTC-026-2010
TTC-028-2010
TTC-029-2010
TTC-030-2010
TTC-027-2010
N
Scale 1: 10,000
200
0
200
400 m
Projection: NAD83 / UTM Zone 15

Figure 1: Drilling completed on TiTac project – some platforms have multiple drillholes

Project Background

Cardero has acquired and is exploring two iron-titanium projects on the edge of the Duluth Complex in north-eastern Minnesota.

The Longnose Project was first discovered in the 1950’s through aeromagnetic and gravity geophysical surveys, and was first drilled by Bear Creek Mining Company in 1958.  The Partridge River Intrusion (PRI) hosts the Longnose body, which dominantly consists of oxide-bearing peridotite, pyroxenite, and semi-massive and massive iron and titanium oxide.  BHP Minerals previously produced a historic (pre-NI 43-101 standards), “probable reserve” at Longnose, estimating 27.57 million tonnes at 21.3% TiO2, stating at the time that Longnose is “… the largest know ilmenite resource in North America.”  However, the Company cautions that both the BHP report and the included resource estimate were prepared before the introduction of NI 43-101, and are therefore historical in nature and the Company is not treating such resources as a current resource under NI 43-101.  Investors are further cautioned that a qualified person has not yet completed sufficient work to be able to verify the historical resources, and therefore they should not be relied upon.

The TiTac Project was first drilled by U.S. Steel Corporation after it discovered several magnetic highs in the area.  The TiTac body is hosted by anorthositic and troctolitic rocks of the Anorthositic Series, the Boulder Lake intrusion, and the Western Margin intrusion.  The TiTac body dominantly consists of oxide-bearing pyroxenite and peridotite, and massive and semi-massive Fe and Ti oxide.

Titanium dioxide (TiO2) is primarily used as a white powder pigment due to its brightness and very high refractive index.  It provides excellent opacity to products such as paints, coatings, plastics, paper, inks, fibres, food and cosmetics. Titanium metal is also used as a light, high-strength and corrosion-resistant material in the fabrication of specialized components in the aeronautical and aerospace industries, and in high-end sporting goods and medical components.

Recent North America contract prices for titanium dioxide have been in the range of US$1.17-1.34/lb.

Qualified Person

EurGeol Keith J. Henderson, P.Geo., Cardero’s Vice-President Exploration and a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release (other than historical data) and has approved the disclosure herein.  Mr. Henderson is not independent of the Company as he is an officer and a director and holds common shares and incentive stock options.

The analytical results were reviewed by Tansy O’Connor-Parsons, Cardero’s Senior Geochemist.  Cardero on-site personnel rigorously collect and track samples which are then security sealed and shipped to ALS Laboratory Group.  ALS Laboratory Group’s quality system complies with the requirements for the international standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Certified reference material, blank material, and quarter-core duplicates are inserted at regular intervals into the sample sequence by field personnel prior to shipping in order to independently assess analytical accuracy and precision.  In addition, representative blind duplicate samples are routinely forwarded an ISO-compliant third party laboratory for additional quality control.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Steve Stakiw, Manager – Corporate Communications & Investor Relations

Email:  sstakiw@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

ABOUT CARDERO RESOURCE CORP.

Cardero's focus through 2010 is to realise the considerable value it believes is locked in its remaining iron ore assets in the Marcona District of southern Peru, and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico, and aggressively seek out and potentially acquire new advanced stage projects.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE-Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the delineation of NI 43-101 compliant estimated resources at TiTac and Longnose, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annul Information Form filed with certain Canadian Securities Commissions and annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.